Exhibit 12

                        UNITED STATES CELLULAR CORPORATION
                        RATIO OF EARNINGS TO FIXED CHARGES
                   For the Nine Months Ended September 30, 1994
                              (Dollars In Thousands)



   EARNINGS
     Income from Continuing Operations before
       income taxes                                        $  18,686
       Add (Deduct):
          Minority Share of Cellular Losses                      (96)
          Earnings on Equity Method                          (20,938)
          Distributions from Minority Subsidiaries            11,739
          Amortization of Capitalized Interest                    15
          Minority interest in income of majority-owned
            subsidiaries that have fixed charges                 282
                                                           ---------
                                                               9,688

       Add fixed charges:
          Consolidated interest expense                       14,987
          Interest Portion (1/3) of Consolidated Rent Expense  1,222
                                                           ---------
                                                           $  25,897
                                                           =========
   FIXED CHARGES
       Consolidated interest expense                       $  14,987
       Interest Portion (1/3) of Consolidated Rent Expense     1,222
                                                           ---------
                                                           $  16,209
                                                           =========

   RATIO OF EARNINGS TO FIXED CHARGES                           1.60
                                                           =========

     Tax-Effected Preferred Dividends                      $       -
     Fixed Charges                                            16,209
                                                           ---------
       Fixed Charges and Preferred Dividends               $  16,209
                                                           =========

   RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                    1.60
                                                           =========
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